                                                                Exhibit 99.1

Investors:	Betsy Brod
Brod Group LLC
(212) 750-5800

MILLENNIUM CELL REPORTS SECOND QUARTER RESULTS

Eatontown, NJ—July 26, 2006 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology, today reported a net loss for the quarter ended June 30, 2006 of $4.7 million, or $0.10 per share, as compared to a net loss of $5.8 million, or $0.14 per share in the same period of 2005. Cash used in operating and investing activities during the quarter was $1.6 million as compared to $2.3 million in the prior year, a decrease of $0.7 million, primarily attributable to lower professional fees and increased cost reimbursements related to participation in government programs.

“We have made significant progress in the first half of 2006 towards meeting our full year objectives. We have succeeded in moving our exciting programs and partnerships forward, obtaining new government contracts, as well as building new relationships with fuel cell developers and potential OEM partners,” commented H. David Ramm, Chief Executive Officer.

“Regarding existing programs and partnerships, our partner, Protonex Technology Corporation, delivered the P2 soldier power system to the U.S. Air Force in May for evaluation and testing. This system, which combines a Protonex fuel cell with our hydrogen storage technology, is smaller, lighter and more cost efficient than the batteries currently in use by the military for a wide range of portable applications. As a result of the delivery of the P2, which marked the successful completion of the multi-year Dual Use Science and Technology (DUST) program awarded by the Air Force in April 2003, the Air Force Research Laboratory (AFRL) notified both Protonex and Millennium Cell that it intends to award an additional $1.2 million for enhancements to the P2 system and procurement for field testing. This has been an extremely successful collaboration for us and we are working diligently with Protonex to move the product toward full qualification by the military.”

Mr. Ramm continued, "In addition, during the quarter the Company was awarded two separate Small Business Innovation Research Grants which are in the process of being contracted. The first one is a Phase 1 program for the Air Force Research Laboratory to develop a sodium borohydride based fuel cartridge that can be operated with ready-to-use, premixed solutions of sodium borohydride or, alternatively, with solid fuel packets that can be combined with available field water or bodily fluids. The objective of this program is to develop a power source for soldiers that will be energy dense but lighter in weight than traditional batteries used today by airmen in the field.”

“Our second award was from the U.S. Army Tank-automotive and Armaments Command for a $730,000 Phase ll program. This is a two year contract to design and build a fully modular 500 watt power system with the ability to use available field water. We will be developing this system with our subcontractor, ReliOn, a Spokane based fuel cell

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manufacturer that is a leader in the development and marketing of modular, cartridge-based, PEM fuel cells for stationary and backup power applications. This is an exciting new relationship for the Company.”

“Finally, as a result of meeting our first milestone under our joint development program with The Dow Chemical Company (“Dow”), the Company issued 138,150 shares of Series A-2 Preferred Stock to Dow for their efforts to meet the milestone. In addition, Dow exercised its option to purchase $1.25 million of the Company's Series B-1 Convertible Preferred Stock. Dow has also committed to continue its human resource commitment towards achievement of the second milestone. We are encouraged by the performance of all involved and look forward to their continued involvement as we work to develop hydrogen batteries for the portable device market,” said Mr. Ramm.

The Company will host a conference call on Thursday, July 27, 2006 at 10:00 a.m., ET to discuss its second quarter results. Interested parties may listen to the live teleconference by dialing 1-866-770-7125 and entering passcode 46266545. A telephonic replay of the conference call will also be available through August 3, 2006, by calling 1-888-286-8010 and entering passcode 30243161.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.

About Millennium Cell
Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit http://millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell's current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate," "on target" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell's expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell's hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell's ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell's ability to protect its intellectual property; (vi) Millennium Cell's ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell's ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell's ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell's ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell's ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption "Investment Considerations" in Millennium Cell's Annual Report on Form 10-K for the year ended December 31, 2005.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
Statement of Operations	Jun.,06	Jun.,05	Jun.,06	Jun.,05
Revenue	$0.0	$0.1	$0.1	$0.1
Cost of revenue	0.0	0.1	0.1	0.1
Gross margin	-	-	-	-

Product development and marketing	0.8	0.8	1.7	1.9
General and administrative	1.0	1.9	2.1	2.6
Non-cash charges (1)	2.5	2.5	2.7	3.0
Depreciation and amortization	0.1	0.1	0.2	0.1
Research and development	0.0	0.2	0.2	0.4
Total operating expenses	4.4	5.5	6.9	8.1

Loss from operations	(4.4)	(5.5)	(6.9)	(8.1)
Interest expense, net	0.3	0.3	0.5	0.7
Loss before income taxes	(4.7)	(5.8)	(7.4)	(8.8)
Benefit from income taxes	-	-	-	-
Net loss	$(4.7)	$(5.8)	$(7.4)	$(8.8)

Net loss per share	$(0.10)	$(0.14)	$(0.16)	$(0.21)
Weighted-average number of shares outstanding	48.4	42.6	47.7	41.4

(1) Non-cash charges includes $2.1 million related to the issuance of the Series A Preferred Stock to The Dow Chemical Company in May 2006.  These costs are classified as product development and marketing expenses.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet	Jun., 06	Dec., 05
Unrestricted cash (1)	$8.4	$11.7
Restricted cash (2)	1.3	1.6
Invesment in unconsolidated subsidiary	0.8	-
Fixed assets, net	0.3	0.5
Patents and licenses, net	0.7	0.7
Other assets	0.5	0.5
Total assets	$12.0	$15.0

Accounts payable and accrued expenses	$1.3	$1.4
Unsecured debentures	0.9	2.4
Preferred Stock - Series C, net of discount	4.7	5.0
Other liabilities	0.3	0.3
Stockholders' equity	4.8	5.9
Total liabilities and stockholders' equity	$12.0	$15.0

(1) Decrease in cash from $11.7 (Dec.,05) to $8.4 (Jun.,06) was $3.3 million: ($3.9) consumed in operations
+ (0.3) in working capital + ($0.4) in investing activities + $1.3 in financing activities

(2) Cash restricted is collateral for Series C Preferred Stock ($0.7) and facility lease ($0.6).

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